Exhibit 12

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
                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)



                                                             Three Months Ended                       Nine Months Ended
                                                                September 30,                           September 30,
                                                       --------------------------------        --------------------------------

                                                          2006                2005                2006               2005
                                                       ------------        ------------        ------------      --------------

Earnings (loss) from continuing operations before
income taxes, minority interest and equity in
earnings of associated companies                       $     41.2          $     45.9          $     153.0        $      15.3
Add:
       Distributed income of associated companies               -                   -                  1.9                1.0
       Amortization of capitalized interest                   0.6                 0.7                  1.7                1.0
       Fixed charges                                         16.5                20.2                 49.9               73.5
Less:
       Capitalized interest                                  (0.5)               (2.1)                (1.2)              (2.4)
       Minority interest                                     (0.2)                  -                 (0.6)                 -
                                                          ---------           ---------           ---------          ----------
       Earnings as adjusted                            $     57.6          $     64.7          $     204.7        $      88.3

Fixed charges:
       Interest on indebtedness including
           amortized premiums, discounts and
           deferred financing costs                    $     15.3          $     18.8          $      46.3        $      69.1
       Portion of rents representative of the
           interest factor                                    1.2                 1.4                  3.6                4.4
                                                          ---------           ---------           ---------          ----------

Fixed charges                                          $     16.5          $     20.2          $      49.9        $      73.5

Ratio of earnings to fixed charges                            3.5                 3.2                  4.1                1.2
                                                          =========           =========           =========          ==========
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